Exhibit 10.7

SUPPLEMENTAL EXECUTIVE

RETIREMENT PLAN

Eastern Bank Confidential

PLAN DOCUMENT

Restated Effective January 1, 2014

EASTERN BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TABLE OF CONTENTS

Section 1	Definitions	1

Section 2	Eligibility to participate	5

2.1	Criteria for eligibility	5
2.2	First Participation Date	5

Section 3	Employer contributions and Accounts	5

3.1	Employer contributions	5
3.2	Election of Measurement Funds	5

Section 4	Payment rules	6

4.1	Election of form and starting date of Retirement benefits	6
4.2	30 Day election rule for new Participants	6
4.3	Transition exception for Participants who joined prior to January 1, 2009	7
4.4	1 year / 5 year rule postponement rule	7
4.5	Return to service	7
4.6	Required general release	7
4.7	Tax withholding	8
4.8	Acceleration of benefits generally prohibited	8

Section 5	Special defined benefit and BEP rules	8

5.1	Defined benefits	8
5.2	BEP participation	8

Section 6	Vesting and other rules	8

6.1	Vesting rules	8
6.2	First 13 months of Participation	9
6.3	Committee discretion	9
6.4	Wrongful Conduct	9

Section 7	Death of Participant	9

7.1	Pre-retirement death benefit	9
7.2	Designation of beneficiaries	9
7.3	Post-retirement death benefit	10

2

Section 8	Wrongful Conduct	10

8.1	Wrongful conduct	10

Section 9	Change in Control	11

9.1	No special provision	11

Section 10	Funding and trust provisions	11

10.1	Unfunded plan	11
10.2	Establishment of the trust	11
10.3	Distributions from the trust	11
10.4	Liabilities of participating Affiliates	11

Section 11	Administration of the Plan	12

11.1	Compensation Committee duties	12
11.2	Agents and attorneys	12
11.3	Binding Effect of Decisions	12
11.4	Indemnity of Committee	12

Section 12	Claims procedures	13

12.1	Presentation of claim	13
12.2	First review and notification of initial decision.	13
12.3	Review of a denied claim	13
12.4	Decision on review	14
12.5	Legal action	14

Section 13	Amendment and termination	14

13.1	Right to amend or terminate	14
13.2	Payment of benefits after Plan termination	14
13.3	Permissible payouts due to Plan termination	14

Section 14	General provisions	15

14.1	No guarantee of benefits	15
14.2	No enlargement of Employee rights	15
14.3	Spendthrift provision	15
14.4	Incapacity of recipient	15
14.5	Delay of payment for Key Employees	16
14.6	Corporate successors	16
14.7	Unclaimed benefit	16
14.8	Limitations on liability	16
14.9	Gender	16
14.10	Interpretation	16
14.11	Applicable law	17

3

EASTERN BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Eastern Bank (the “Bank”) is the sponsor of the Eastern Bank Supplemental Executive Retirement Plan (the “Plan”). Under the Plan, the Bank provides supplementary retirement benefits to attract, retain and motivate its senior executives. The Plan was restated on February 27, 2008 due to the enactment of Internal Revenue Code Section 409A (“Section 409A”) and to provide for its conversion from defined benefit to defined contribution format. It has been amended since and this restatement is adopted to incorporate the terms of those amendments in a single document, and to eliminate Plan provisions which are no longer relevant. This document also makes other administrative and design changes which the Committee deems desirable and consistent with its goals to promote the long term growth of the Bank.

Section 1    Definitions

When used in this Plan, the following words have the meanings below unless the context clearly indicates otherwise:

“409A DC Plan” shall mean the Eastern Bank 409A Deferred Compensation Plan.

“Account” is a bookkeeping entry only, and is used solely as a device for the measurement and determination of the amounts to be paid to a Participant who is covered under the Plan, or his or her designated Beneficiary. The Account shall reflect Employer contributions, payments to the Participant (and, if applicable, to a Beneficiary), and deemed investment gains and losses from Measurement Funds.

“Affiliate” means any subsidiary of the Bank or any entity which would be considered a member of a “controlled group” with the Bank, within the meaning of Section 414 of the Code.

“Bank” means Eastern Bank, a Massachusetts business organization, and any successor to substantially all of its assets or business.

“Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance with Section 7 to receive pre-retirement death benefits, or as a named contingent Beneficiary of the form of Plan benefit payable to the Participant after Retirement.

“BEP Benefit” means the annual benefit, if any, payable under the Benefit Equalization Plan adopted by the Bank (the “BEP”), effective January 1, 1996, as it may be amended from time to time.

“Board” means the Board of Directors of the Bank, which has delegated responsibilities for this Plan to the Compensation Committee. For this purpose, it is recognized that the Board is delegated all authority to act for and on behalf of any Affiliate whose employees participate in this Plan, and each Affiliate is deemed to have authorized the Board to act on its behalf in all manners respecting this Plan. Action by the Compensation Committee, or its designee, in all respects shall be deemed to be authorized by the Board, unless expressly prohibited by the bylaws of the Bank or law or express vote of the Board.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” or “Compensation Committee” means those persons serving as members of the Compensation Committee of the Board, as appointed and in effect from time to time. For this purpose, it is recognized that these persons are delegated all authority to act for and on behalf of the Bank, and any Affiliate whose employees participate in this Plan is deemed to have authorized the Compensation Committee to act on its behalf in all manners respecting this Plan.

“Committee Agent” means the Executive Vice President, Director Human Resources and Charitable Giving. As described in Section 11.2, the Committee Agent has various responsibilities, and is the person with whom elections and designations meant for the Committee should be filed.

“Compensation” means base salary plus any annual incentive award earned under a short term incentive plan (including any such amounts deferred by the Participant into any deferred compensation plan sponsored by the Bank or under Code Sections 125 or 401(k)), and any special bonus. All compensation shall be recognized in the year in which it is earned, rather than in the year in which it is paid, and shall be prorated over the entire year in which it is earned. Compensation excludes any amounts earned or payable under any other benefit plan, any severance or other post-employment arrangement, and any long term incentive plan or similar agreement of the Bank or its Affiliates, including specifically and without limitation, the Eastern Bank Long Term Incentive Plan.

“Confidential Information” means, without limitation, financial information, business plans, prospects, customer lists, and opportunities (such as lending relationships, financial product developments, or possible acquisition or dispositions of businesses or facilities) which have been discussed or considered by the management of EBC, the Bank or any of its Affiliates, but does not include any information which has become part of the public domain by means other than Participant’s nonobservance of obligations under either the written policies of, or a signed agreement with, the Bank or an Affiliate.

“Contribution Percentage” is a percentage of Compensation which the Committee determines shall be contributed to an Account for a Participant in the Plan.

“Default Payment Form” for Participants who are entitled to a Plan payment and do not make a different Retirement payment election under Section 4 means:

(1)    for Participants who are covered under the Plan and who Retire, payments in the Yearly Installment Method for 10 years, with commencement of payments starting on or about April 30 of the year following Retirement, based on the Account value at the end of the preceding month, and annual anniversaries of that date.

(2)    for Participants who are covered under the Plan and who have a Separation from Service prior to Retirement, a lump sum payment of the vested Accrued Benefit paid within 60 days following the Separation from Service. If the 60 day period overlaps 2 calendar years, the timing of the payment shall be solely in the discretion of the Committee without regard to any preference of the Participant. If a release or other signed commitment of the Participant is required before payment, the special timing rule of Section 4.6 applies.

“Disability” shall mean a determination by the Committee of a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of at least 12 months.

“Early Retirement Date” means the later of a Participant’s 60th birthday or the completion of 5 Years of Service. If earlier, Early Retirement Date means the later of a Participant’s 55th birthday or completion of 10 Years of Service. A Participant may have only one Early Retirement Date under the Plan and it may not be changed after participation starts.

“EBC” means Eastern Bank Corporation, the parent corporation of the Bank.

“Effective Date” means, for this restated document, January 1, 2014, unless another effective date is specified for any provision. Unless specifically stated otherwise, the rights of or with respect to any Participant will be governed by the terms of the Plan as in effect at the date of the Participant’s Separation from Service.

“Election Form” means one or more forms or other written communication, accepted by the Committee or its agent, to record a Participant’s instructions with respect to the payment mode of his vested Accrued Benefit.

“Employee” means an individual employed by the Bank or an Affiliate.

“Employer” means the Bank and any Affiliate whose Employees participate in the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Regulations” means the regulations interpreting Code Section 409A promulgated on or about April 10, 2007, and as they may be amended or added to from time to time.

“Guidance” means IRS Notice 2005-1, the proposed regulations under Section 409A promulgated in 2005, IRS Notice 2006-79, the Final Regulations, and any future written interpretation of Section 409A issued by the Treasury or Internal Revenue Service, except that Guidance will not be binding if counsel retained by the Bank determines, in writing, that it is not a correct interpretation of Section 409A or that an alternate interpretation is permissible. The Plan will be interpreted in a permissive fashion based on Guidance, with the goal that no event occurs which would be deemed a plan failure under Section 409A, and that the Committee have the fullest power permitted by Guidance or law to interpret or restructure the Plan and elections to prevent the occurrence of such plan failures.

“Late Retirement Date” is the Separation from Service date of a Participant who continues employment after Normal Retirement Date.

“Measurement Fund”, for Participants who are covered under the Plan, means a notational factor which permits their Account to track the performance of a mutual fund, market index, savings instrument, or other designated investment or portfolio of investments. Measurement Funds shall be provided which are similar to those in use under the 409A DC Plan and administered in similar manner, as set forth in Section 3.2.

“Normal Retirement Date” means the date of a Participant’s 65th birthday.

“Participant” means any Employee who meets the eligibility requirements and is designated as a Participant, as set forth in Section 2.

“Plan” means this Eastern Bank Supplemental Executive Retirement Plan, as it may be amended from time to time.

“Plan Year” means the calendar year.

“Qualified Plan” means the Savings Banks Employees Retirement Association Pension Plan, a defined benefit pension plan, as adopted by the Bank.

“Retirement” or “Retire” means a Separation from Service on or after a Participant’s Normal Retirement Date, Early Retirement Date, or Late Retirement Date. A Separation from Service for other reasons will not be a Retirement.

“Retirement Date” means the date on which occurs a Participant’s Retirement.

“Section 409A” means Section 409A of the Code, as interpreted according to the Guidance.

“Separation from Service” shall be determined in accordance with Section 409A, and shall generally mean a complete discontinuance of service for the Bank, its Affiliates, and any other entity with which it must be aggregated under Section 409A for this purpose. Performance of duties after retirement for the Bank or an Affiliate solely as a non-Employee member of the Board, or as a Trustee, or as a Corporator, will not be considered continued service.

“Vesting Computation Period” is 12 months in duration, measured from the Participant’s first Hour of Service and each annual anniversary of that date.

“Yearly Installment Method”, for Participants who are covered under the Plan, shall mean level annual installments for a period of years selected by the Participant, not to exceed 20, or for 10 Years if benefits are paid in the Default Payment Form. Each annual installment shall be paid on or about the 12 month anniversary of the initial installment payment. The installment to be paid in any Plan Year shall be determined by multiplying the Vested Account balance at the end of the month preceding payment by a fraction, the numerator of which is 1, and the denominator of which is the remaining number of yearly payments due the Participant. By way of example, if the Participant elects to receive 10 yearly installments, the first payment shall be 1/10 of the Account (at the end of the month preceding payment), the second payment shall be one-ninth (1/9) of the Account (at the end of the month preceding payment), the third payment shall be one-eighth (1/8) of the Account (at the end of the month preceding payment), etc. Each yearly installment shall be paid as soon as reasonably possible and no later than 60 days after the date elected by the Participant and no sooner than after a Separation from Service. If the 60 day period overlaps 2 calendar years, the timing of the payment shall be solely in the discretion of the Compensation Committee without regard to any preference of the Participant. If a release or other signed commitment of the Participant is required before payment, the special timing rule of Section 4.6 applies.

“Years of Service” shall mean, for purposes of determining whether a Participant has reached either of the Retirement Dates, a Vesting Computation Period in which 1,000 or more Hours of Service are credited, except that credit for the 5th or 10th (as applicable) year will not be credited until the last day of the Vesting Computation Period in which the 5th or 10th (as applicable) Year is earned, regardless of when the 1,000 hours in that period are completed. Service will be credited with predecessor employers provided that employment was transferred to the Bank or an affiliate in connection with the Bank’s merger or purchase of assets or stock of a predecessor employer under rules similar to those in the Qualified Plan. Because attainment of a Retirement Date may affect the starting date and mode of payment of Plan benefits, the Compensation Committee may NOT credit a Participant with additional Years of Service for this purpose.

Section 2    Eligibility to participate

2.1	Criteria for eligibility

The Chief Executive Officer is a Participant. Other Participants must be recommended by the Chief Executive Officer and approved by the Compensation Committee. A Participant must be an Employee with management or supervisory duties, as determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2	First participation date

Participation for a new Employee who is offered participation in an employment letter will commence on the first day of employment. Participation for any other Employee will commence the on the first day of the Plan Year following designation by the Compensation Committee unless a different date is designated.

2.3	Discontinuance of eligibility

At any time, the Committee may determine to discontinue credit for future service of a Participant, but shall not reduce the Account or deprive it of future deemed earnings or losses. A Participant shall be considered a Participant until all benefits to which he or his Beneficiary is entitled have been paid.

Section 3    Employer contributions and Accounts

3.1	Employer contributions

The Committee will determine for each such Participant, in its sole discretion a Contribution Percentage for current and future deemed contributions to the Account. It may also supplement this in its sole discretion with a starting balance or additional contributions. Unless determined otherwise, the default Contribution Percentage is 20%.

3.2	Election of Measurement Funds

(a)    The Committee shall debit or credit a Participant’s Account in accordance with the deemed investment performance of Measurement Funds selected by the Participant. The Committee shall use the services of a third party administrator, and operate this feature in a manner similar to the operation of the 409A DC Plan.

(b)    A Participant’s election of any such Measurement Fund and the crediting or debiting of such amounts to an Account is not an actual investment of his or her Account in any such Measurement Fund.

(c)    To designate Measurement Funds, and to change designations, the Participant must comply with such procedures as the Committee may establish from time to time. Procedures may provide for completion of paper forms, or for “paperless” electronic transactions. Procedures may provide for next business day processing of instructions (provided that instructions are received on a previous business day and prior to an established time) or for processing at less frequent intervals. Procedures may limit the number of times a Participant may submit instructions during a given period of time, and may require that instructions be limited to whole percentage or minimum dollar amounts.

(d)    If the Committee (or its designated third party administrator) receives no instructions, or incomplete instructions, as to the desired Measurement Funds to be used for an Account, the undesignated portion of the Account will be deemed to be invested in the Eastern Bank Deposit Rate Measurement Fund, or, if that Measurement Fund is not in use, in whatever money market Measurement Fund is then in use by the Plan, as determined by the Committee in its discretion.

(e)    No Participant shall have any rights in or to investments within a Measurement Fund. No amounts deferred or contributed to this Plan, nor any investment increment, are “plan assets” within the meaning of Department of Labor regulations. The Participant shall at all times remain an unsecured creditor of the Employer and the Trust.

3.3	Hold Harmless Condition

As a condition to participation, each Participant agrees to hold harmless the Plan Committee, the Compensation Committee, the Directors, Trustees and Corporators, and the Employer, and the Trustee, their agents and representatives, from any losses or damages of any kind relating to (i) the investment performance of the Measurement Funds, and (ii) any discrepancy between the credits and debits to the Participant’s Account based on the performance of the Measurement Funds and what the credits and debits otherwise might have been in the case of an actual investment in the Measurement Funds.

Section 4     Payment rules

4.1	Election of form and starting date of Retirement benefits

(a)    The Account of a Participant will be paid in the manner and at the time specified as the Default Payment Form, unless the Participant makes a timely election under Section 4.2 of an alternate form or time.

(b)    Although payment elections are designated by Participants, it is expressly intended that these be considered as Employer designations for purposes of section 409A and not elective deferrals of compensation by Participants. A designation to receive current compensation in lieu of a Plan contribution is expressly prohibited.

(c)    Payments may be in a lump sum or the Yearly Installment Form but no election may specify that payment occur prior to a Severance from Service. The initial payment must start no later than December 31 of the calendar year in which the Participant reaches age 70 or, if later, Separates from Service.

(d)    Notwithstanding any election in this Section 4, if a Participant has a Separation from Service which is prior to a Retirement Date, the vested value of his Account will be paid in a lump sum within 60 days of Separation from Service. If the 60 day period overlaps 2 calendar years, the timing of the payment shall be solely in the discretion of the Committee without regard to any preference of the Participant.

(e)    If a release or other signed commitment of the Participant is required before payment, the special timing rule of Section 4.6 applies.

4.2	30 Day election rule for new Participants

A new Participant who does not want to receive Retirement benefits in the Default Payment Form shall have 30 days after being designated as a Participant to elect that benefits be paid in a lump sum or in a permitted Yearly Installment Method. It is intended that this election comply with §1.409A-2(a)(5) of the Final Regulations and that all amounts credited to the Account in the first 13 months of participation, including deemed investment experience, will be subject to the vesting provisions of Section 6.2.

4.3	Transition exception for Participants who joined prior to January 1, 2009

Participants prior to January 1, 2009 were permitted to make payment elections in accordance with Guidance, in some cases substantially after participation had started, and these elections shall be observed and remain in force.

4.4	1 year / 5 year postponement rule

(a)    A Participant may file with the Committee an election to postpone the payment date of any or all payments.

(b)    The postponement election will not apply to any payments scheduled to occur within the 12 months following the filing of the election, and the period of postponement must be for at least 5 years following the date on which the payment was originally scheduled.

(c)    Payments under any Yearly Installment Method will be administered so that each payment is considered a separate payment for purposes of this election. For example, if a Yearly Installment election is scheduled for 10 years, the 1 year / 5 year postponement election need not be made with respect to all 10 scheduled payments, and may be made with respect to any 1 or more of them. An election under this 1 year / 5 year postponement rule must accordingly be made at least 12 months prior to the originally scheduled payment date for the payment which is intended to be postponed. The payment date for any such postponed payment must be at least 5 years following the date on which it was originally scheduled to be paid.

4.5	Return to service

Unless payments are deferred in a timely manner under the 1 year / 5 year rule of Section 4.4, payments must commence or continue as scheduled if a Participant returns to service with the Employer after a Separation from Service.

4.6	Required general release

(a)    Committee may require a release

Prior to payment under the Plan, the recipient of payments may be required, in the discretion of the Committee, to execute a general release, in form satisfactory to the Committee, of any and all claims against the Bank, its officers, directors, employees, and Affiliates. Any exception granted by the Compensation Committee to this rule will not be precedent for other exceptions.

(b)    Participant not to control payment timing

In the event that a Participant is requested to execute a release of claims prior to payment from the Plan, the following special rules shall apply, retroactive to payments that could have been made on or after April 1, 2011:

(i) A release may not be required unless the time allowed for consideration and rescission of the release is no more than 60 days from the earliest possible payment date for the payment; and

(ii) If the 60 day period overlaps two calendar years, any payments which were to be made in the first calendar year shall be paid in the second calendar year and not later than the expiration of the 60 day period.

4.7	Tax withholding

The Employer may withhold taxes from any Account or payment to the extent permitted by Section 409A.

4.8	Acceleration of benefits generally prohibited

The Committee shall have discretion to accelerate any payments due to a Participant or Beneficiary, but only if such acceleration would be permissible under Section 409A(a)(3).

Section 5    Special defined benefit and BEP rules

5.1	Defined benefits

Defined benefit pensions accrued in this Plan prior to January 1, 2009 for Participants who qualified and elected such benefits under rules then in effect shall continue to be paid in accordance with said rules.

5.2	BEP participation

(a)    For any Participant who is first designated to participate in the Plan on or after January 1, 2014, the BEP benefit shall be frozen as of the participation date in this Plan and paid from the BEP in accordance with its rules. BEP Benefits (if any) of persons who participated in the Plan prior to January 1, 2014 will be administered according to the Plan document in effect before this restatement.

(b)    As provided in the BEP, no Participant in this Plan may also accrue new benefits under the BEP.

Section 6    Vesting and other rules

6.1	Vesting rules

(a)    An Accrued Benefit will be fully vested if the Participant reaches Normal Retirement Date or Early Retirement Date, or dies or suffers Disability prior to a Separation from Service.

(b)    The following schedule will determine the Vested percentage of any Accrued Benefit for any other Participant at the time of a Separation from Service:

Years of Service	Vested Percentage of Accrued Benefit
less than 5 Years	0%
5 Years	50%
6 Years	60%
7 Years	70%
8 Years	80%
9 Years	90%
10 or more Years	100%

6.2	First 13 months of Participation

Notwithstanding other provisions in this Section 6 and elsewhere in the Plan, for new Participants first designated on or after February 8, 2012, all amounts credited to an Account under Section 4.2 in the first 13 months of participation, including deemed investment experience, will be forfeited if the Participant incurs a Separation from Service in his initial 13 months of participation. If, however, the reason for said Separation is death or Disability within this initial 13 months, the Participant will not forfeit said amounts, which shall be payable in a lump sum within 60 days of such event, and with no discretion permitted of the Participant to designate the payment year if the 60 days overlaps two calendar years, and in compliance with §1.409A-2(a)(5) of the Final Regulations.

6.3	Committee discretion

The Committee, in its sole discretion, may restore some or all of any forfeiture except for forfeitable amounts if a Participant has made an election under Section 4.2 within 30 days following his designated initial participation date. It may also establish a different written vesting schedule for any Participant.

6.4	Wrongful Conduct

The rules in Section 8, which require forfeiture of vested benefits for Wrongful Conduct, take precedence over this Section 6.

Section 7    Death of Participant

7.1	Pre-retirement death benefit

A Participant who dies prior to a Separation from Service will be 100% vested in his Account.

(a)    The Account shall be paid to the Beneficiary in a lump sum on January 1 of the calendar year following the year of the Participant’s death, or within the 60 days following that date.

(b)    A Participant may designate a different form of payment than a lump sum and/or a later starting date for the payment, provided that the election is made in a manner consistent with electing the time and form of payment under the rules set forth in Section 4. Any election of an alternate form or starting date will not be effective if a Participant dies prior to a Retirement Date.

(1)    The commencement date for paying death benefits may not be later than the 5th calendar year following the year of the Participant’s death.

(2)    The available alternate forms to pay death benefits are payments of the Account in a Yearly Installment Method for a period of no more than 10 years.

(3)    A properly designated Beneficiary Form accepted by the Committee with another form of payment which complies with Guidance will govern over any contrary provision herein.

7.2	Designation of beneficiaries

(a)    Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant.

(b)    A Participant shall designate his or her Beneficiary by completing and signing a Beneficiary designation form, and returning it to the Committee. Filings may be made at the office of the Committee Agent. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary designation form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary designation form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary designation form filed by the Participant and accepted by the Committee prior to his or her death.

(c)    If a Participant fails to designate a Beneficiary as provided in this Section 7 or, if all designated Beneficiaries predecease the Participant, then the Participant’s surviving spouse shall be deemed to be his or her Beneficiary, or, if the Participant has no surviving spouse, the benefits remaining under the Plan shall be payable to the executor or personal representative of the Participant’s estate.

(d)    If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Employer to withhold such payments until the matter is resolved to the Committee’s satisfaction.

(e)    The payment of benefits under the Plan to a person believed in good faith by the Committee to be a valid Beneficiary shall fully and completely discharge the Employer and the Committee from all further obligations under this Plan with respect to the Participant. If a Beneficiary cannot be located, the procedures in Section 14.7 related to missing Participants and Beneficiaries shall apply.

7.3	Post-retirement death benefit

If a Participant has commenced receiving payments, the death benefit, if any, shall consist of any remaining amounts due to the Beneficiary pursuant to the form of payment elected by the Participant under Section 5.

Section 8    Wrongful Conduct

8.1	Wrongful conduct

(a)    Notwithstanding any other provision of this Plan and subject to the benefit recapture rule of Section 8.1(b), all benefits under the Plan of a Participant (and his Beneficiary), including vested Accrued Benefits, shall be forfeited if:

(1)    the Participant is dismissed from employment (or resigns at the request of the Bank or any Affiliate) for fraud, dishonesty, embezzlement, criminal misbehavior or other gross misconduct, or if, subsequent to the Participant’s Separation from Service, the Committee determines that such misconduct did occur during employment; or

(2)    during employment or the following twenty-four (24) months, the Participant, without the express prior written consent of the Bank, solicits any officer, trustee, director, or employee of the Bank or its affiliates to leave his or her employment, or calls upon, solicits, diverts, or attempts to solicit or divert from the Bank or an Affiliate any of its customers of which the Participant was aware, or should have been aware, during the term of his employment; or

(3)    during employment, or at any time thereafter, the Participant discloses to any other person (except as required by applicable law or in the good faith performance of Participant’s duties and responsibilities pursuant to and during his employment with the Bank) or uses for his own benefit or gain, or the benefit or gain of any entity other than the Bank or any of its Affiliates, any Confidential Information.

(b)    If a Participant or Beneficiary has received payments at a rate faster than the rate that would otherwise be payable under Yearly Installment Method over 20 years, and there subsequently occurs an event under this Section 8.1 which would result in a forfeiture of the benefits under this Plan, then the Participant or Beneficiary shall be liable to the Bank to return an amount which equals the amount by which the benefits actually paid exceed the benefits which would have been payable if payments had been made in the form specified above up to the date of such forfeiture.

(c)    Any forfeiture of benefits under this Section 8.1 will not relieve the Participant of any obligations under any separate agreement with the Bank or employing Affiliate, nor deprive the Bank or employing Affiliate of any available remedy under such agreement.

Section 9    Change in Control

9.1	No special provision

(a)    The Plan contains no special provision accelerating vesting or payment in the event of a change in control. Payments will be made according to the Plan rules which apply in the event of Retirement, Death, or other Separation from Service.

(b)    The Committee retains the discretionary right to terminate the Plan and accelerate payments under Section 13.

Section 10    Funding and trust provisions

10.1	Unfunded plan

This Plan shall be unfunded, as such term is used in Revenue Ruling 60-3. To the extent that a Participant acquires a right to receive payments from the Bank under this Plan, such right shall not be greater than the right of any unsecured general creditor of the Bank.

10.2	Establishment of the trust

The Bank has established the Trust, which it administers as a “rabbi trust” in material compliance with IRS Revenue Procedure 92-64. Assets of the Trust shall at all times be available to creditors of the Bank. The Trust shall at all times conform with the requirements of Code Section 409A(b).

10.3	Distributions from the trust

The Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

10.4	Liabilities of participating Affiliates

(a)    To the extent permitted by IRS Notice 2000-56, the Plan and Trust shall be administered so that the Bank may contribute assets to the Trust with respect to any Participant who (i) provides services to a participating Affiliate, and (ii) for whom the Affiliate has not paid sufficient amounts to the Trust to match Plan liabilities for its Participants, or for whom the Affiliate cannot pay the Vested Account at the time provided in this Plan due to bankruptcy or other financial difficulty.

(b)    Amounts contributed by the Bank to the Trust under this Section 10.4 will be subject to claims of the Bank’s creditors (in addition to being subject to the claims of the Affiliate’s creditors). At termination of the Trust, assets contributed by the Bank (and any deemed investment increment) with respect to Participants of the Affiliate will revert to the Bank to the extent not needed to satisfy liabilities of the Plan.

(c)    The Bank guarantees the payment of any obligation under this Plan to the Participants of any Affiliate which cannot make the payment due to insolvency or other reason. This obligation shall be interpreted in a manner consistent with Berry v. US, 593 F. Supp. 820 (M.D.N.C. 1984) and IRS PLR200450032. It shall be of no effect and void in the event that the Internal Revenue Service determines that a guarantee of an affiliate’s obligations would cause any Participant to have an “economic benefit” that would trigger current taxation.

Section 11    Administration of the Plan

11.1	Compensation Committee duties

This Plan shall be administered by the Compensation Committee. The Committee has the discretion and authority to (i) interpret and enforce all rules and procedures for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Employer.

11.2	Agents and attorneys

(a)    The Executive Vice President, Human Resources and Charitable Giving, shall be deemed the Agent of the Committee, and charged with the creation and collection of Participant forms and Beneficiary designations, and empowered to execute amendments approved by the Committee. Filing of any form or designation with the Agent is an effective filing with the Committee.

(b)    In the administration of this Plan, the Committee may, from time to time, require that the Bank employ third parties and may delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Bank.

11.3	Binding Effect of Decisions

The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules established by the Committee shall be final and conclusive and binding upon all persons having any interest in the Plan.

11.4	Indemnity of Committee

The Bank shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members or any such Employee. This indemnification shall be in addition to, and not in limitation of, any other indemnification protections of the Committee.

Section 12    Claims procedures

12.1	Presentation of claim.

Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

12.2	First review and notification of initial decision.

The Committee may consider the claim as a Committee of the whole, or may designate one or more of its members or an officer of the Bank to make an initial decision on the claim. Within a reasonable time, the Claimant shall be notified in writing:

(a)    that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)    that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(1)    the specific reason(s) for the denial of the claim, or any part of it;

(2)    specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(3)    a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(4)    an explanation of the claim review procedure set forth in Section 12.3 below.

12.3	Review of a denied claim.

Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)    may review pertinent documents;

(b)    may submit written comments or other documents; and/or

(c)    may request a hearing, which the Committee, in its sole discretion, may grant.

12.4	Decision on review.

The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)    specific reasons for the decision;

(b)    specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)    such other matters as the Committee deems relevant.

12.5	Legal action.

A Claimant’s compliance with the foregoing provisions of this Section 12 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

Section 13    Amendment and termination

13.1	Right to amend or terminate

(a)    The Committee may amend or discontinue the Plan at any time without prior notice of intent, provided that no amendment of the Plan or discontinuance of it (meaning a full termination or a significant cut back in future accrual rates) will deprive any active Participant of the right to receive benefits which have vested under the Plan as of the date of such amendment or discontinuance.

(b)    The Committee shall have the right, in its sole discretion but consistent with Guidance, to modify any benefit election form or to alter any form of payment so that it be consistent with Section 409A and so that penalties thereunder not be applicable. Each Participant in the Plan delegates such authority to the Committee, including its Agent, as a condition of participation.

13.2	Payment of benefits after Plan termination

After termination or discontinuance of the Plan, vested Accrued Benefits will be paid at such time as they would have been paid if the Plan had continued. However, the Committee may decide to accelerate the pay out of the vested Accrued Benefits, provided that the acceleration is in compliance with Section 13.3.

13.3	Permissible payouts due to Plan termination

(a)    Change in Control

The Compensation Committee may require lump sum payouts if it votes to liquidate the Plan with respect to all Participants who experience the Change in Control Event (and all other plans, methods, programs, and other arrangements that would be aggregated with this Plan under §1.409A-1(c) of the Final Regulations if the Participants had deferrals of compensation under all such agreements) within the 30 days preceding or 12 months following a Change in Control as defined in Code Section 409A. Payouts must be completed within 12 months of the date of Plan termination with respect to all Participants who experience the Change in Control Event.

(b)    Termination of Plan and all similar plans

The Committee may require lump sum payouts after Plan termination which is not triggered by a Change in Control as defined in Code Section 409A, but only if:

(1)    The termination does not occur proximate to a material downturn in the financial health of the Employer (interpreted in a manner consistent with Guidance); and

(2)    the Employer terminates all other plans, methods, programs, and other arrangements that would be aggregated with this Plan under §1.409A-1(c) of the Final Regulations (if the Participants had deferrals of compensation under all such agreements); and

(3)    The Employer does not adopt a new plan that would be aggregated with any terminated and liquidated plan under §1.409A-1(c)(2) if the same Participant participated in both plans, at any time within three years following the date the Employer takes all necessary action to irrevocably terminate and liquidate the plan; and

(4)    during the 12 months year following the Plan termination, no payouts are made other than those which would have been paid without regard to the Plan termination; and

(5)    all payouts are made within 24 months of the Plan termination.

(c)    The Committee may also authorize payouts after Plan termination in any other situation authorized by the Guidance.

Section 14    General provisions

14.1	No guarantee of benefits

Nothing contained in the Plan shall constitute a guarantee by the Bank or any other person or entity that the assets of the Bank will be sufficient to pay any benefit hereunder.

14.2	No enlargement of Employee rights

No Participant shall have any right to receive a distribution or contributions made under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Employer.

14.3	Spendthrift provision

No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

14.4	Incapacity of recipient

If any person entitled to a distribution under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to the Participant’s Beneficiary.

14.5	Delay of payment for Key Employees

If at any time stock of the Employer is publicly traded on an established securities market or otherwise, payment shall be deferred for any Participant who is a Key Employee until after Separation from Service for 6 months, but only to the extent required by Section 409A(a)(2)(B). At the expiration of the applicable extension period, deferred payments shall be paid in a single payment. A Key Employee is as defined in Code Section 416(i) without regard to paragraph 5 thereof, and as further described in Section 409A(a)(2)(B)(i).

14.6	Corporate successors

The Plan shall not be automatically terminated by a transfer or sale of assets of the Bank or by the merger or consolidation of the Bank into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall be terminated in compliance with Section 13.

14.7	Unclaimed benefit

Each Participant shall keep the Committee informed of his current address and the current address of his Beneficiary. Neither the Committee nor the Employer shall be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Participant or Beneficiary fails to claim such amount or make his or her location known to the Committee within 3 years thereafter, then, except as otherwise required by law, the Committee shall have the right to direct that the amount payable shall be deemed to be a forfeiture and paid to the Employer, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit is made within 6 years of that date by the Participant or the Beneficiary to whom it was payable.

14.8	Limitations on liability

The sole right of a Participant is to receive such benefit as may be owed under the terms of this Plan.

14.9	Gender

The masculine shall include the feminine, and the singular shall include the plural, as the context dictates.

14.10	Interpretation

The Plan shall constitute an unfunded “top hat plan”, as such term is commonly used to describe a plan referred to in Sections 201(2), 301(a) (3) and 401(a) (1) of ERISA. It is intended that no operation of the Plan would be deemed a Plan “failure” within the meaning of Section 409A. Any question of Plan interpretation shall be resolved in a manner which is consistent with the foregoing definition.

14.11	Applicable law

The Plan shall be governed by and construed in accordance with ERISA. To the extent that state law is referred to, the law shall be that of the Commonwealth of Massachusetts.

In witness whereof, this restated Plan document is executed by an authorized officer of the Bank.

Eastern Bank Compensation Committee

12/31/13	by:
Date		Nancy Huntington Stager
Committee Agent, and Executive Vice President, Human Resources and Charitable Giving